Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

UTIME LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457(c) and Rule 457 (h)	10,000,000	(2)	$1.42	(3)	$14,200,000	(3)	0.0000927	$1,316.34
Total Offering Amounts							$14,200,000			$1,316.34
Total Fee Offsets(4)										$—
Net Fee Due										$1,316.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the Registrant that become issuable under the UTime 2022 Performance Incentive Plan (the “Plan”), as these amounts may be adjusted as a result of share splits, share dividends, antidilution provisions, and similar transactions.

(2)	Represents 10,000,000 ordinary shares, par value of US$0.0001 per share (the “Ordinary Shares”) registered hereby issuable pursuant to the Plan, either directly or upon exercise of options or other share based awards granted under the Plan.

(3)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the registration fee and are based on the average of the high and low sales price of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on June 28, 2022, which were $1.48 and $1.36, respectively.

(4)	The Registrant does not have any fee offsets.